Exhibit 10.34

CPI AEROSTRUCTURES, INC.

Non-Employee Director Compensation

Adopted December 2013, Effective as of January 1, 2014

(Amended June 2014 and December 2014)

Annual compensation for non-employee directors of CPI Aerostructures, Inc. (the “Company”) will be paid as a combination of cash and restricted stock units (RSU) as follows: Chairman of the Board, $250,000 (cash payment, $102,575); Chairman of each of the Audit and Compensation Committees, $180,000 (cash payment, $66,950) and all other non-employee directors, $75,000 (cash payment, $24,750). The number of RSUs granted is calculated based on the closing price of a share of the Company’s common stock on the date immediately prior to grant (with a maximum of 60,000 shares).

1.	RSUs are granted to non-employee directors serving on January 1st and vest in equal installments on the first day of January, April, July and October each year.

2.

Equity compensation of a non-employee director starting his service at the beginning of a quarter (other than January 1st) will be prorated for the number of days remaining in the year. The director will be granted RSUs that vest in equal installments on the first day of April, July and/or October, as appropriate for the balance of the year beginning on the day of grant. Cash and equity compensation for a new director elected at the Company’s annual meeting will commence the ensuing quarter (July 1st).

3.

Quarterly cash compensation of a new non-employee director starting service during a quarter will be prorated for the number of days remaining in the quarter he starts; equity compensation will be prorated for the number of days remaining in the year. The director will be granted RSUs that vest on the day of grant with respect to the number of shares equal to the daily prorated amount of shares multiplied by the number of days remaining in the quarter he/she starts, with the remainder of the RSUs vesting in equal installments for the balance of the year on the first day of April, July and/or October, as appropriate. For example, if a new director starts his/her service March 1st, assuming annual equity compensation of 5,000 RSUs, the new director would receive 4,192 RSUs,[1] with 425[2] shares being fully vested and the balance of 3,767 shares vesting in installments of 1,255 shares on the first day of April, July and October.

4.	Any non-vested portion of non-employee director RSUs will automatically be cancelled if a director’s service terminates during the year.

1 5,000 shares/365 = 13.6986/day x 306 days = 4,192 shares (rounded to the nearest whole share).

2 5,000 shares/365 = 13.6986/day x 31 days = 425 shares (rounded to the nearest whole share).